EXHIBIT 10.2

Amended and Restated Revolving Line of Credit Note (Multi-Rate Options)

C$20,000,000	July 23, 2026

FOR VALUE RECEIVED, each of MED-ENG HOLDINGS ULC, an unlimited liability company organized under the laws of British Columbia (“Med-Eng”) with an address at 2400 St. Laurent Boulevard, Ottawa, Ontario, K1G 6C4, Canada, PACIFIC SAFETY PRODUCTS INC., a corporation organized under the laws of Canada (“Pacific Safety”) with an address at 124 4th Avenue, Arnprior, Ontario, K7S 0A9, Canada, ICOR TECHNOLOGY INC, a corporation organized under the laws of Ontario (“ICOR”) with an address at 935 Ages Drive, Ottawa, Ontario, K1G 6L3, Canada, and TYR TACTICAL CANADA ULC, an unlimited company organized under the laws of Nova Scotia (“TYR”); and along with Med-Eng, Pacific Safety and ICOR, each a “Borrower” and collectively, the “Borrowers”), with an address at 8-10 Hearst Way, Units 10B, 10C, 10E, Kanata, Ontario K2L 2P4 , Canada, hereby jointly and severally promise to pay to the order of PNC BANK CANADA BRANCH (the “Bank”), in lawful money of (x) the United States of America, in the case of advances denominated in United States Dollars or (y) Canada, in the case of advances denominated in Canadian Dollars, in immediately available funds at its offices located at 130 King Street West, Suite 2140, Toronto, Ontario, M5X 1E4, Canada, or at such other location as the Bank may designate from time to time, the aggregate principal sum of C$20,000,000 (the “Facility”) or such lesser amount as may be advanced to or for the benefit of the Borrowers hereunder, together with interest accruing on the outstanding principal balance from the date hereof, all as provided below.

1.            Revolving Line of Credit Advances. This Note evidences a revolving line of credit. The Borrowers may borrow, repay and reborrow hereunder and the Bank may advance and readvance under this Note from time to time (each an “advance” and together the “advances”) until the Expiration Date, subject to the terms and conditions of this Note and the Loan Documents (as defined below). The “Expiration Date” shall mean December 20, 2029, or such later date as may be designated by the Bank by written notice from the Bank to the Borrowers. Each Borrower acknowledges and agrees that in no event will the Bank be under any obligation to extend or renew the Facility or this Note beyond the Expiration Date. In no event shall the aggregate unpaid principal amount of advances under this Note exceed the face amount of this Note.

2.            Interest Rate. Each advance outstanding under this Note will bear interest at a rate or rates per annum as may be selected by the Borrowers from the interest rate options set forth below (each, an “Option”):

(a)	for advances denominated in United States Dollars:

(i)	Base Rate Option. A rate of interest per annum which is at all times equal to the sum of (A) the Base Rate (as defined below) plus (B) the Applicable Margin (the “Base Rate Option”).

(ii)	Daily SOFR Rate Option. A rate of interest per annum equal to the sum of (A) Daily SOFR (as defined below) plus (B) the Applicable Margin (as defined below) (the “Daily SOFR Rate Option”).

(iii)	Term SOFR Rate Option. A rate per annum equal to the sum of (A) the Term SOFR Rate (as defined below) plus (B) the Applicable Margin (the “Term SOFR Rate Option”).

(b)	for advances denominated in Canadian Dollars:

(i)	Canadian Prime Rate Option. A rate of interest per annum which is at all times equal to the sum of (A) the Canadian Prime Rate (as defined below) plus (B) the Applicable Margin (the “Canadian Prime Rate Option”). If and when the Canadian Prime Rate (or any component thereof) changes, the rate of interest with respect to any advance to which the Canadian Prime Rate Option applies will change automatically without notice to any Borrower, effective on the date of any such change.

(ii)	Daily CORRA Option. A rate per annum equal to the sum of (A) Daily CORRA (as defined below) plus (B) the Applicable Margin (the “Daily CORRA Rate Option”).

The Borrower may select different Options to apply simultaneously to different portions of the advances and may select up to 4 different interest periods to apply simultaneously to different portions of the advances bearing interest under the Term SOFR Rate Option (as defined below); provided that, notwithstanding anything herein to the contrary, (x) advances denominated in United States Dollars shall, at the Borrowers’ option, bear interest at the Base Rate Option, the Daily SOFR Rate Option or the Term SOFR Rate Option and (y) advances denominated in Canadian Dollars, shall, at the Borrowers’ option, bear interest at either the Canadian Prime Rate Option or the Daily CORRA Rate Option. There are no required minimum interest periods for advances bearing interest under the Base Rate Option, the Canadian Prime Rate Option or the Daily CORRA Rate Option.

3.            Payments. The Borrowers shall pay accrued interest on the unpaid principal balance of this Note in arrears: (a) for amounts under this Note bearing interest under the Base Rate Option, on the last day of each calendar quarter during the term of this Note, (b) for amounts under this Note bearing interest under the Canadian Prime Rate Option or the Daily CORRA Rate Option, on the first day of each calendar month during the term of this Note, (c) for amounts hereunder bearing interest under the Daily SOFR Rate Option (as defined above), on the first day of each calendar month during the term of this Note, (d) for amounts hereunder bearing interest under the Term SOFR Rate Option (as defined above), on the first day of each calendar month during the term of this Note, and (e) for all outstanding amounts, at maturity, whether by acceleration of this Note or otherwise, and after maturity, on demand until paid in full. All outstanding principal and accrued interest under this Note shall be due and payable in full on the Expiration Date.

4.            Certain Definitions. If the following terms are used in this Note, such terms shall have the meanings set forth below:

“Applicable Margin” shall mean the corresponding percentages per annum as specified under and in accordance with the terms set forth below based on the Consolidated Total Net Leverage Ratio:

Level	Consolidated Total Net Leverage Ratio	Unused Fee	Base Rate Option and Canadian Prime Rate Option	Daily SOFR Rate Option, Term SOFR Rate Option and Daily CORRA Rate Option
I	Less than 1.25 to 1.00	0.175%	0.50%	1.50%
II	Greater than or equal to 1.25 to 1.00 but less than 2.00 to 1.00	0.175%	0.75%	1.75%
III	Greater than or equal to 2.00 to 1.00 but less than 2.75 to 1.00	0.200%	1.00%	2.00%
IV	Greater than or equal to 2.75 to 1.00 but less than 3.50 to 1.00	0.225%	1.25%	2.25%
V	Greater than or equal to 3.50 to 1.00	0.250%	1.50%	2.50%

For purposes of determining the Applicable Margin:

(a)            The Applicable Margin on the date hereof shall be the rate set forth in Level II.

(b)            The Applicable Margin shall be recomputed as of the end of each Fiscal Quarter (as defined in the Guarantor Credit Agreement) ending after the date hereof based on the Consolidated Total Net Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.12(a) of the Guarantor Credit Agreement. If a Compliance Certificate is not delivered when due in accordance with such Section 8.12(a) of the Guarantor Credit Agreement, then the rates in Level V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

(c)            If, as a result of any restatement of or other adjustment to the financial statements of Holdings (as defined in the Guarantor Credit Agreement) or for any other reason, the Guarantor or the Lenders (as defined in the Guarantor Credit Agreement) determine that (i) the Consolidated Total Net Leverage Ratio as calculated by the Guarantor as of any applicable date was inaccurate and (ii) if a proper calculation of the Consolidated Total Net Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Bank, promptly on demand by the Bank (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Guarantor or Holdings under the Bankruptcy Code of the United States, automatically and without further action by the Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. The Borrowers’ obligations under this paragraph shall survive the termination of this Note and the other Loan Documents and the repayment in full of all other obligations under this Note and the other Loan Documents.

“Base Rate” shall mean the highest of (A) the Prime Rate, (B) the sum of the Overnight Bank Funding Rate plus 50 basis points (0.50%), and (C) the sum of Daily Simple SOFR plus 100 basis points (1.00%), so long as a Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. If and when the Base Rate (or any component thereof) changes, the rate of interest with respect to any amounts under this Note to which the Base Rate Option applies will change automatically without notice to any Borrower, effective on the date of any such change.

“Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in either (i) Pittsburgh, Pennsylvania or (ii) Toronto, Canada; provided that, when used in connection with an amount that bears interest at a rate based on (x) SOFR or any direct or indirect calculation or determination involving SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day, and (y) Canadian Dollars, the term “Business Day” means any such day that is also a day on which banks are open for business in Toronto, Ontario.

“Canadian Dollars”, “CDN$” or the symbol “C$” shall mean the lawful money of Canada.

“Canadian Prime Rate” shall mean the interest rate per annum announced from time to time with respect to borrowings in Canadian Dollars by PNC Bank Canada Branch, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by PNC Bank Canada Branch and may not be tied to any external rate of interest or index. Any change in the Canadian Prime Rate shall take effect at the opening of business on the day such change is announced.

“CORRA” means a rate equal to the Canadian Overnight Repo Rate Average as administered by the CORRA Administrator.

“CORRA Administrator” means the Bank of Canada (or any successor administrator of the Canadian Overnight Repo Rate Average selected by the Bank in its reasonable discretion).

“CORRA Administrator’s Website” means the Bank of Canada’s website, at https://www.bankofcanada.ca, or any successor source for the Canadian Overnight Repo Rate Average identified as such by the CORRA Administrator from time to time.

“CORRA Rate Loan” shall mean a loan that bears interest at a rate based on CORRA.

“Change in Law” means the occurrence, after the date of this Note, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Consolidated Total Net Leverage Ratio” has the meaning set forth in the Guarantor Credit Agreement.

“Daily CORRA” means, for any day. CORRA for the day (such day, adjusted as applicable as set forth herein, the “CORRA Lookback Day”) that is two (2) Business Days prior to (A) if such day is a Business Day, such day or (B) if such day is not a Business Day, the Business Day immediately preceding such day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s Website; provided, that if by 5:00 pm (local time) on the second (2nd) Business Day immediately following any CORRA Lookback Day, Daily CORRA has not been published on the CORRA Administrator’s Website and a Benchmark Replacement has not been enacted pursuant to the terms hereof, then Daily CORRA will be as published in respect of the first preceding Business Day for which Daily CORRA was published on the CORRA Administrator’s Website; provided further that Daily CORRA determined pursuant to this proviso shall be utilized for purposes of calculation of Daily CORRA for no more than three (3) consecutive days; provided further that if Daily CORRA as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. Daily CORRA shall be adjusted automatically as of the effective date of any change in Daily CORRA without notice to the Borrower. Determination by the Bank of Daily CORRA shall be deemed conclusive absent manifest error.

“Daily SOFR” means Daily Simple SOFR.

“Daily SOFR Rate Option” means the option of any Borrower to have portions of the advances bear interest at a daily floating rate, as provided in the section entitled “Interest Rate” above.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Bank by dividing (the resulting quotient rounded upwards, at the Bank’s discretion, to the nearest 1/100th of 1%) (A) SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage, in each case, as such SOFR is published by the NYFRB (or a successor administrator of the secured overnight financing rate) on the website of the NYFRB, currently at http://www.newyorkfed.org, or any successor source identified by the NYFRB or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the Floor, then Daily Simple SOFR shall be deemed to be the Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement (as defined below) by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to any Borrower, effective on the date of any such change.

“Default Rate” shall mean the rate per annum (based on the actual number of days that principal is outstanding over a year of 360 days) equal to the lesser of (A) the sum of 3% plus the interest rate otherwise in effect from time to time under this Note and (B) the Maximum Rate.

“Floor” means a rate of interest per annum equal to zero.

“Guarantor” means Safariland, LLC, a Delaware limited liability company

“Guarantor Credit Agreement” shall mean that the Amended and Restated Credit Agreement dated as of December 20, 2024 by and among Safariland LLC, as borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and PNC Bank, National Association, as administrative agent, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Interest Period” shall mean each Term SOFR Interest Period.

“Maximum Rate” shall mean the maximum rate of interest allowed by applicable law.

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Bank for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Bank at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to any Borrower.

“Prime Rate” shall mean the rate publicly announced by the Bank from time to time as its prime rate. The Prime Rate is determined from time to time by the Bank as a means of pricing some loans to its borrowers. The Prime Rate is not tied to any external rate of interest or index, and does not necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customers.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication selected by the Bank).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Rate Loan” shall mean a loan that bears interest at a rate based on Daily SOFR or Term SOFR Rate.

“SOFR Reserve Percentage” means, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Bank in its reasonable discretion).

“Term SOFR Interest Period” means, with respect to any amount to which the Term SOFR Rate Option applies, a period of one, three or six months (in each case, subject to the availability thereof), as selected by the Borrower, commencing on the date of disbursement of such amount (or the date of conversion of any amount to the Term SOFR Rate Option, as the case may be) and each successive period selected by the Borrower thereafter; provided that:

(A)	if a Term SOFR Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Term SOFR Interest Period shall end on the next preceding Business Day;

(B)	the Borrower may not select a Term SOFR Interest Period that would end on a day after the Expiration Date; and

(C)	any Term SOFR Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Term SOFR Interest Period) shall end on the last Business Day of the last calendar month of such Term SOFR Interest Period.

“Term SOFR Rate” means, with respect to any amount to which the Term SOFR Rate Option applies, for any Term SOFR Interest Period, the interest rate per annum determined by the Bank by dividing (the resulting quotient rounded upwards, at the Bank’s discretion, to the nearest 1/100th of 1%) (A) the Term SOFR Reference Rate for a tenor comparable to such Term SOFR Interest Period, as published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is 2 Business Days prior to the first day of such Term SOFR Interest Period, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than 3 Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the Floor, then the Term SOFR Rate shall be deemed to be the Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Borrower on and as of (i) the first day of each Term SOFR Interest Period, and (ii) the effective date of any change in the SOFR Reserve Percentage.

“Term SOFR Rate Option” means the option of the Borrower to have portions of the advances bear interest at a rate based on the Term SOFR Rate, if such Option is provided in the section entitled “Interest Rate” above.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“U.S. Government Securities Business Day” means any day except for (A) a Saturday or Sunday or (B) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“United States Dollars”, “USD$”, or the symbol “$” shall mean the lawful money of the United States of America.

5.            Advance Procedures. The Borrowers may request advances hereunder by giving oral or written notice to the Bank by 11:00 a.m. Toronto, Ontario time (a) two (2) Business Days prior to the proposed advance, in the case of advances to bear interest under the Term SOFR Rate Option or the Daily SOFR Rate Option and (b) one (1) Business Day prior to the proposed advance, in the case of advances to bear interest under any other Option, followed promptly thereafter by the Borrowers’ written confirmation to the Bank of any oral notice. If permitted by the Bank, a request for advance may be made by telephone or electronic mail, or delivered in accordance with the Bank’s security procedures through any automated platform or electronic service provided by the Bank, with such confirmation or verification (if any) as the Bank may require in its discretion from time to time. A request for advance by any Borrower shall be binding upon each Borrower, jointly and severally. Any request for advance shall specify the name of the Borrower with respect thereto. The Borrowers authorize the Bank to accept telephonic, email, automated and electronic requests for advances, and the Bank shall be entitled to rely upon the authority of any person providing such instructions. The Borrowers hereby indemnify and hold the Bank harmless from and against any and all damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) which may arise or be created by the acceptance of such telephonic, email, automated and electronic requests or by the making of such advances. The Bank will enter on its books and records, which entry when made will be presumed correct, the date and amount of each advance, as well as the date and amount of each payment made by the Borrowers.

6.            Interest Rate Election. Subject to the terms and conditions of this Note, at the end of each Interest Period applicable to any amounts hereunder, the Borrowers may renew the Option applicable to such amounts or convert such amounts to a different Option available for the currency in which such amount is denominated; provided that, during any period in which any Event of Default (as hereinafter defined) has occurred and is continuing, (x) with respect to any such amounts denominated in United States Dollars, (i) any amounts bearing interest under the Term SOFR Rate Option shall, at the Bank’s sole discretion, be converted at the end of the applicable Term SOFR Interest Period to the Base Rate Option, and the Term SOFR Rate Option will not be available to Borrowers with respect to any new advances (or with respect to the conversion or renewal of any other amounts) until such Event of Default has been cured by the Borrowers or waived by the Bank and (ii) any amounts bearing interest under the Daily SOFR Rate Option shall, at the Bank’s sole discretion, be immediately converted to the Base Rate Option, and the Daily SOFR Rate Option will not be available to Borrowers with respect to any new advances (or with respect to the conversion or renewal of any other amounts) until such Event of Default has been cured by the Borrowers or waived by the Bank and (y) with respect to any such amounts denominated in Canadian Dollars, any amounts bearing interest under the Daily CORRA Rate Option shall, at the Bank’s sole discretion, be converted on the first day of the next succeeding month to the Canadian Prime Rate Option, and the Daily CORRA Rate Option will not be available to Borrowers with respect to any new advances (or with respect to the conversion or renewal of any other amounts) until such Event of Default has been cured by the Borrowers or waived by the Bank. The Borrowers shall notify the Bank of each election of an Option, each conversion from one Option to another, the amount of the portions hereunder to be allocated to each Option and where relevant the Interest Period therefor. In the case of converting to a Term SOFR Rate Option, such notice shall be given at least two (2) Business Days prior to the commencement of any Term SOFR Interest Period. If no interest period is specified in any such notice for an amount that is to bear interest under the Term SOFR Rate Option, the Borrower shall be deemed to have selected a Term SOFR Interest Period of one month’s duration. If no notice of election, conversion or renewal is timely received by the Bank with respect to any amount hereunder, the Borrowers shall be deemed to have elected (x) in the case of amounts denominated in United States Dollars, the Base Rate Option and (y) in the case of amounts denominated in Canadian Dollars, the Canadian Prime Rate Option. Any such election shall be promptly confirmed in writing by such method as the Bank may require.

7.            Interest Calculation; Maximum Rate. Interest with respect to advances denominated in United States Dollars will be calculated based on the actual number of days that principal is outstanding over a year of 360 days. Interest with respect to advances denominated in Canadian Dollars will be calculated based on the actual number of days that principal is outstanding over a year of 365/366 days, as the case may be. In no event will the rate of interest hereunder exceed the Maximum Rate. Regardless of any other provision of this Note or the other Loan Documents, if for any reason the effective interest rate should exceed the Maximum Rate, the effective interest rate shall be deemed reduced to, and shall be, the Maximum Rate, and (a) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of this Note and not to the payment of interest, and (b) if the loan evidenced by this Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of this Note or the refunding of such excess to be a complete settlement and acquittance thereof.

In the event that any provision of this Note would oblige the Borrowers to make any payment of interest or any other payment which is construed by a court of competent jurisdiction to be interest in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Bank of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted nunc pro tunc to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Bank of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) firstly, by reducing the amount or rate of interest required to be paid under this Agreement; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts which would constitute interest for the purposes of Section 347 of the Criminal Code (Canada).

Any amount or rate of interest referred to in this Section shall be determined in accordance with generally accepted actuarial practices and principles at an effective annual rate of interest over the term of this Agreement on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the terms of this Agreement and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Bank shall be conclusive for the purposes of such determination.

8.            Alternate SOFR Rate Provisions. If the Bank determines (which determination shall be final and conclusive) that, by reason of circumstances affecting the eurodollar market generally, deposits in dollars (in the applicable amounts) are not being offered to banks in the eurodollar market for the selected term, or adequate means do not exist for ascertaining the Term SOFR Rate or the Daily SOFR Rate, as applicable, then the Bank shall give notice thereof to the Borrowers. Thereafter, until the Bank notifies the Borrowers that the circumstances giving rise to such suspension no longer exist, (a) the availability of the Term SOFR Rate Option and the Daily SOFR Rate Option shall be suspended, and (b) the interest rate for all amounts then bearing interest under (i) the Term SOFR Rate Option shall be converted at the expiration of the then current Term SOFR Interest Period(s) to the Base Rate Option and (ii) the Daily SOFR Rate Option shall be converted to the Base Rate Option immediately.

In addition, if, after the date of this Note, the Bank shall determine (which determination shall be final and conclusive) that any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Bank to make or maintain or fund loans based on the Daily SOFR Rate or the Term SOFR Rate, the Bank shall notify the Borrowers. Thereafter, until the Bank notifies the Borrowers that the circumstances giving rise to such determination no longer apply, (a) the availability of the Term SOFR Rate Option and the Daily SOFR Rate Option shall be suspended, and (b) the interest rate on all amounts then bearing interest under the Term SOFR Rate Option or the Daily SOFR Rate Option shall be converted to the Base Rate Option (i) in the case of Loans bearing interest at the Term SOFR Rate Option, either (A) on the last day of the then current Term SOFR Interest Period(s) if the Bank may lawfully continue to maintain or fund loans based on the Term SOFR Rate to such day, or (B) immediately if the Bank may not lawfully continue to maintain or fund loans based on the Term SOFR Rate, in which event, notwithstanding anything to the contrary contained in Section 14 hereof, the Borrowers shall not be liable for any break funding liabilities, losses or expenses in respect of such early termination of such Term SOFR Interest Period and (ii) in the case of Loans bearing interest at the Daily SOFR Rate Option, immediately if the Bank may not lawfully continue to maintain or fund loans based on Daily SOFR.

9.            Alternate Daily CORRA Rate Provisions. If the Bank determines (which determination shall be final and conclusive) that a fundamental change has occurred in the foreign exchange or interbank markets with respect to Canadian Dollars (including, without limitation, change in national or international financial, political or economic conditions or currency exchange rates or controls), then the Bank shall give notice thereof to the Borrowers. Thereafter, until the Bank notifies the Borrowers that the circumstances giving rise to such suspension no longer exist, (a) the availability of the Daily CORRA Rate Option shall be suspended, and (b) the interest rate for all amounts then bearing interest under the Daily CORRA Rate Option shall be immediately converted to the Canadian Prime Rate Option.

In addition, if, after the date of this Note, the Bank shall determine (which determination shall be final and conclusive) that any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Bank to make or maintain or fund loans based on Daily CORRA, the Bank shall notify the Borrowers. Thereafter, until the Bank notifies the Borrowers that the circumstances giving rise to such determination no longer apply, (a) the availability of the Daily CORRA Rate Option shall be suspended, and (b) the interest rate on all amounts then bearing interest under the Daily CORRA Rate Option shall be immediately converted to the Canadian Prime Rate Option.

10.          Conforming Changes; Benchmark Replacement Provisions. The Bank shall have the right to make any technical, administrative or operational changes from time to time that the Bank decides may be appropriate to reflect the adoption and implementation of SOFR or any other Benchmark (as defined below) or to permit the use and administration thereof by the Bank in a manner substantially consistent with market practice or in such other manner as the Bank decides is reasonably necessary. Notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such technical, administrative or operational changes will become effective without any further action or consent of the Borrower. The Bank shall provide notice to the Borrower of any such amendment reasonably promptly after such amendment becomes effective.

If the applicable interest rate under this Note is based on a Benchmark and the Bank determines (which determination shall be final and conclusive) that (A) such Benchmark cannot be determined pursuant to its definition other than as a result of a Benchmark Transition Event (as defined below), or (B) any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impracticable for the Bank to make or maintain or fund loans based on that Benchmark, then the Bank shall give notice thereof to the Borrower. Thereafter, until the Bank notifies the Borrower that the circumstances giving rise to such determination no longer exist, (a) the availability of any Option based on that Benchmark shall be suspended, and (b) the interest rate for all amounts then bearing interest under such Option shall be converted to the Base Rate Option either (i) on the last day of the then current applicable interest period(s) if the Bank may lawfully continue to maintain or fund loans based on that Benchmark to such day, or (ii) immediately if the Bank may not lawfully continue to maintain or fund loans based on that Benchmark.

Notwithstanding anything to the contrary herein or in any other Loan Document, if the Bank determines (which determination shall be final and conclusive) that a Benchmark Transition Event has occurred with respect to a Benchmark, the Bank may amend this Note to replace such Benchmark with a Benchmark Replacement; and any such amendment shall be in writing, shall specify the date that the Benchmark Replacement is effective and will not require any further action or consent of the Borrower. Until the Benchmark Replacement is effective, amounts bearing interest with reference to a Benchmark will continue to bear interest with reference to such Benchmark as long as such Benchmark is available, and otherwise such amounts automatically will bear interest at the Base Rate Option.

For purposes of this section, the following terms have the meanings set forth below:

“Benchmark” means, at any time, any interest rate index (or tenor of an interest rate index) then used in the determination of an interest rate under the terms of this Note. Once a Benchmark Replacement becomes effective under this Note, it is a Benchmark.

“Benchmark Replacement” means, for any Benchmark, the sum of (a) an alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case that has been selected by the Bank as the replacement for such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the official sector or any official sector-sponsored committee or working group, for U.S. dollar-denominated credit facilities at such time; provided that, if the Benchmark Replacement as determined pursuant to the foregoing would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Note and the other Loan Documents.

“Benchmark Transition Event” means a public statement or publication by or on behalf of the administrator of a Benchmark, the regulatory supervisor of such administrator, the Board of Governors of the Federal Reserve System, NYFRB, an insolvency official or resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease to provide such Benchmark permanently or indefinitely, provided that at the time of such statement or publication there is no successor administrator that will continue to provide such Benchmark or (b) such Benchmark is or will no longer be representative.

11.          Other Payment Terms. If any payment under this Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with such payment. The Borrowers hereby authorizes the Bank to charge the Borrowers’ deposit account at the Bank for any payment when due under this Note or any other Loan Document. Payments received will be applied to charges, fees and expenses (including attorneys’ fees), accrued interest and principal in any order the Bank may choose, in its sole discretion.

All payments due hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imports, deductions, charges or withholdings imposed by any jurisdiction or taxing authority, domestic or foreign, and all liabilities with respect thereto, excluding (i) taxes imposed on the Bank’s net income and (ii) taxes imposed on the Bank’s net income and franchise taxes imposed on the Bank, by the jurisdiction of the Bank’s lending office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges withholdings and liabilities being hereinafter referred to as “Taxes”). If any Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder (i) the sum payable shall be increased as may be necessary so that after making all required deductions and withholdings (including deductions applicable to additional sums payable under this paragraph) the Bank will receive an amount equal to the sum the Bank would have received had no such deductions or withholdings been made, and (ii) the Borrowers agree to pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law and promptly provide to the Bank the official receipt or other document evidencing such payment. In addition, the Borrowers agree to pay any present or future stamp or document taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Note (hereinafter referred to as “Other Taxes”). If any Taxes or Other Taxes required to be paid by the Borrowers hereunder are not paid and are imposed on and paid by the Bank, the Borrowers shall indemnify the Bank and reimburse the Bank for the amount of such payment, together with any interest, penalties and expenses in connection therewith, whether or not such tax shall have been correctly or legally imposed. Such reimbursement (together with interest at the Default Rate computed from the date the Bank makes such payment to the date the Bank has received reimbursement therefore in good funds) shall be made within thirty (30) days from the date the Bank makes written demand therefor.

12.          Late Payments; Default Rate. If the Borrowers fail to make any payment of principal, interest or other amount coming due pursuant to the provisions of this Note within 15 calendar days of the date due and payable, the Borrowers also shall pay to the Bank a late charge equal to the lesser of 5% of the amount of such payment or C$100.00 (the “Late Charge”). Such 15-day period shall not be construed in any way to extend the due date of any such payment. Upon maturity, whether by acceleration, demand or otherwise, and at the Bank’s option upon the occurrence of any Event of Default (as hereinafter defined) and during the continuance thereof, amounts outstanding under this Note shall bear interest at the Default Rate. The Default Rate shall continue to apply whether or not judgment shall be entered on this Note. Both the Late Charge and the Default Rate are imposed as liquidated damages for the purpose of defraying the Bank’s expenses incident to the handling of delinquent payments, but are in addition to, and not in lieu of, the Bank’s exercise of any rights and remedies hereunder, under the other Loan Documents or under applicable law, and any fees and expenses of any agents or attorneys which the Bank may employ. In addition, the Default Rate reflects the increased credit risk to the Bank of carrying a loan that is in default. The Borrowers agree that the Late Charge and Default Rate are reasonable forecasts of just compensation for anticipated and actual harm incurred by the Bank, and that the actual harm incurred by the Bank cannot be estimated with certainty and without difficulty.

13.          Prepayment; Termination.

(a)            The Borrowers shall have the right to prepay any amounts outstanding hereunder at any time and from time to time, in whole or in part; subject, however, to payment of any break funding indemnification amounts owing pursuant to the paragraph entitled “Break Funding Indemnification” below.

(b)            The Borrowers shall have the rights to terminate or reduce the commitments under the Facility from time to time, in whole or in part; subject, however, to payment of any break funding indemnification amounts owing pursuant to the paragraph entitled “Break Funding Indemnification” below. The Borrowers shall notify the Bank of any election to terminate or reduce the commitments under the Facility at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.

14.          Increased Costs; Yield Protection. On written demand, together with written evidence of the justification therefor, the Borrowers agree to pay the Bank all amounts specified in Section 9 of the Loan Agreement.

15.          Break Funding Indemnification. The Borrowers agree to indemnify the Bank against any liabilities, losses or expenses (including, without limitation, loss of margin, any loss or expense sustained or incurred in liquidating or employing deposits from third parties, and any loss or expense incurred in connection with funds acquired to effect, fund or maintain any amounts hereunder (or any part thereof) bearing interest under the Term SOFR Rate Option, the Daily SOFR Rate Option or the Daily CORRA Rate Option) which the Bank sustains or incurs as a consequence of either (i) the Borrowers’ failure to make a payment on the due date thereof, (ii) the Borrowers’ revocation (expressly, by later inconsistent notices or otherwise) in whole or in part of any notice given to Bank to request, convert, renew or prepay any amounts bearing interest under the Term SOFR Rate Option, the Daily SOFR Rate Option or the Daily CORRA Rate Option, or (iii) the Borrowers’ payment or prepayment (whether voluntary, after acceleration of the maturity of this Note or otherwise) or conversion of any amounts bearing interest under the Term SOFR Rate Option, the Daily SOFR Rate Option or the Daily CORRA Rate Option on a day other than the regularly scheduled due date therefor. A notice as to any amounts payable pursuant to this paragraph given to the Borrowers by the Bank shall, in the absence of manifest error, be conclusive and shall be payable upon demand. The Borrowers’ indemnification obligations hereunder shall survive the payment in full of all amounts payable hereunder.

16.          Other Loan Documents. This Note is issued in connection with a letter agreement or loan agreement between the Borrowers and the Bank, dated on or before the date hereof, and the other agreements and documents executed and/or delivered in connection therewith or referred to therein, the terms of which are incorporated herein by reference (as amended, modified or renewed from time to time, collectively the “Loan Documents”), and is secured by the property (if any) described in the Loan Documents and by any and all mortgages, security agreements, assignments, loan agreements, pledge agreements and other documents or instruments evidencing a security interest or other lien in favor of the Bank and delivered by the Borrowers or by any third party with reference to indebtedness of the Borrowers, whether such documents were previously or are hereafter executed, and whether given expressly as security for payment of this Note or generally as security for any and all indebtedness of the Borrowers to the Bank. Such documents may be executed contemporaneously with the execution of this Note, or they may be executed and delivered at another time. Collateral securing other obligations of the Borrowers to the Bank may also secure this Note.

17.          Events of Default. The occurrence of any of the following events will be deemed to be an “Event of Default” under this Note: (i) the nonpayment of any principal, interest or other indebtedness under this Note when due; (ii) the occurrence of any event of default or any default and the lapse of any notice or cure period, or any Obligor’s failure to observe or perform any covenant or other agreement, under or contained in any Loan Document or any other document now or in the future evidencing or securing any debt, liability or obligation of any Obligor to the Bank; (iii) the filing by or against any Obligor of any proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, conservatorship or similar proceeding (and, in the case of any such proceeding instituted against any Obligor, such proceeding is not dismissed or stayed within 30 days of the commencement thereof, provided that the Bank shall not be obligated to advance additional funds hereunder during such period); (iv) any assignment by any Obligor for the benefit of creditors, or any levy, garnishment, attachment or similar proceeding is instituted against any property of any Obligor held by or deposited with the Bank; (v) a default with respect to any other indebtedness of any Obligor for borrowed money, if the effect of such default is to cause or permit the acceleration of such debt; (vi) the commencement of any foreclosure or forfeiture proceeding, execution or attachment against any collateral securing the obligations of any Obligor to the Bank; (vii) the entry of a final judgment against any Obligor and the failure of such Obligor to discharge the judgment within 10 days of the entry thereof; (viii) any change in any Obligor’s business, assets, operations, financial condition or results of operations that has or could reasonably be expected to have any material adverse effect on any Obligor; (ix) any Obligor ceases doing business as a going concern; (x) any representation or warranty made by any Obligor to the Bank in any Loan Document or any other documents now or in the future evidencing or securing the obligations of any Obligor to the Bank, is false, erroneous or misleading in any material respect; (xi) the revocation or attempted revocation, in whole or in part, of any guarantee by any Obligor; (xii) the death, incarceration, indictment or legal incompetency of any individual Obligor or, if any Obligor is a partnership or limited liability company, the death, incarceration, indictment or legal incompetency of any individual general partner or member or (xiii) any Event of Default (as defined in the Guarantor Credit Agreement) shall occur pursuant to the Guarantor Credit Agreement or any Loan Document (as defined in the Guarantor Credit Agreement). As used herein, the term “Obligor” means any Borrower and any guarantor of, or any pledgor, mortgagor or other person or entity providing collateral support for, the Borrowers’ obligations to the Bank existing on the date of this Note or arising in the future.

Upon the occurrence of an Event of Default: (a) the Bank shall be under no further obligation to make advances hereunder; (b) if an Event of Default specified in clause (iii) or (iv) above shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder shall be immediately due and payable without demand or notice of any kind; (c) if any other Event of Default shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder, at the Bank’s option and without demand or notice of any kind, may be accelerated and become immediately due and payable; (d) at the Bank’s option, this Note will bear interest at the Default Rate from the date of the occurrence of the Event of Default; and (e) the Bank may exercise from time to time any of the rights and remedies available under the Loan Documents or under applicable law.

18.          Right of Setoff. In addition to all liens upon and rights of setoff against the Borrowers’ money, securities or other property given to the Bank by law, the Bank shall have, with respect to the Borrowers’ obligations to the Bank under this Note and to the extent permitted by law, a contractual possessory security interest in and a contractual right of setoff against, and the Borrowers hereby grant the Bank a security interest in, and hereby assigns, conveys, delivers, pledges and transfers to the Bank, all of the Borrowers’ right, title and interest in and to, all of the Borrowers’ deposits, moneys, securities and other property now or hereafter in the possession of or on deposit with, or in transit to, the Bank or any other direct or indirect subsidiary of The PNC Financial Services Group, Inc., whether held in a general or special account or deposit, whether held jointly with someone else, or whether held for safekeeping or otherwise, excluding, however, all IRA, Keogh, and trust accounts. Upon the occurrence and during the continuance of an Event of Default, every such security interest and right of setoff may be exercised without demand upon or notice to the Borrowers. Every such right of setoff shall be deemed to have been exercised immediately upon the occurrence of an Event of Default hereunder without any action of the Bank, although the Bank may enter such setoff on its books and records at a later time.

19.          Indemnity. The Borrowers agree to indemnify each of the Bank, each legal entity, if any, who controls, is controlled by or is under common control with the Bank, and each of their respective directors, officers and employees (the “Indemnified Parties”), and to defend and hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and expenses (including all fees and charges of internal or external counsel with whom any Indemnified Party may consult and all expenses of litigation and preparation therefor) (each, a “Claim”) which any Indemnified Party may incur or which may be asserted against any Indemnified Party by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of the Borrowers), in connection with or arising out of or relating to the matters referred to in this Note or in the other Loan Documents or the use of any advance hereunder, whether (a) arising from or incurred in connection with any breach of a representation, warranty or covenant by any Borrower, or (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority; provided, however, that the foregoing indemnity agreement shall not apply to any Claim that is determined by a court of competent jurisdiction in a final, non-appealable judgment to have been solely attributable to an Indemnified Party’s gross negligence or willful misconduct. The indemnity agreement contained in this paragraph shall survive the termination of this Note, payment of any amounts hereunder and the assignment of any rights hereunder. The Borrowers may participate at their expense in the defense of any such action or claim.

20.          Miscellaneous. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing (except as may be agreed otherwise above with respect to borrowing requests or as otherwise provided in this Note) and will be effective upon receipt. Notices may be given in any manner to which the parties may agree. Without limiting the foregoing, first-class mail, postage prepaid, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices. In addition, the parties agree that Notices may be sent electronically to any electronic address provided by a party from time to time. Notices may be sent to a party’s address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this paragraph. No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank’s action or inaction impair any such right or power. The Bank’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity. No modification, amendment or waiver of, or consent to any departure by the Borrowers from, any provision of this Note will be effective unless made in a writing signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. The Borrowers agree to pay on demand, to the extent permitted by law, all costs and expenses incurred by the Bank in the enforcement of its rights in this Note and in any security therefor, including without limitation reasonable fees and expenses of the Bank’s counsel. If any provision of this Note is found to be invalid, illegal or unenforceable in any respect by a court, all the other provisions of this Note will remain in full force and effect. The Borrowers and all other makers and indorsers of this Note hereby forever waive presentment, protest, notice of dishonor, notice of non-payment, notice of intent to accelerate and notice of acceleration, and any other notice of any kind. The Borrowers also waive all defenses based on suretyship or impairment of collateral. If this Note is executed by more than one Borrower, the obligations of such persons or entities hereunder will be joint and several. This Note shall bind the each Borrower and its heirs, executors, administrators, successors and assigns, and the benefits hereof shall inure to the benefit of the Bank and its successors and assigns; provided, however, that no Borrower may assign this Note in whole or in part without the Bank’s written consent and the Bank may assign this Note in whole or in part in accordance with the terms of Section 10.10 of the Loan Agreement.

21.          Governing Law and Venue. This Note has been delivered to and accepted by the Bank and will be deemed to be made in the State of New York. This Note will be interpreted and the rights and liabilities of the Bank and the Borrowers determined in accordance with the laws of the state of New York, excluding its conflict of laws rules, including without limitation the Electronic Transactions Act (or equivalent) in effect in the State of New York (or, to the extent controlling, the laws of the United States Of America, including without limitation the Electronic Signatures in Global and National Commerce Act). Each Borrower hereby irrevocably consents to the exclusive jurisdiction of the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof; provided that nothing contained in this Note will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against any Borrower individually, against any security or against any property of any Borrower within any other county, state or other foreign or domestic jurisdiction. Each Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and the Borrowers. Each Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.

22.          Commercial Purpose. Each Borrower represents that the indebtedness evidenced by this Note is being incurred by such Borrower solely for the purpose of acquiring or carrying on a business, professional or commercial activity, and not for personal, family or household purposes.

23.          USA PATRIOT Act Notice. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each Borrower that opens an account. What this means: when any Borrower opens an account, the Bank will ask for the business name, business address, taxpayer identifying number and other information that will allow the Bank to identify such Borrower, such as organizational documents. For some businesses and organizations, the Bank may also need to ask for identifying information and documentation relating to certain individuals associated with the business or organization.

24.          Representation by Counsel. Each Borrower hereby represents that it has been represented by competent counsel of its choice, or has knowingly waived its right to use and retain counsel, in the negotiation and execution of this Note and the other Loan Documents; that it has read and fully understood the terms hereof; that each Borrower and any retained counsel have been afforded an opportunity to review, negotiate and modify the terms of this Note and the other Loan Documents; and that it intends to be bound hereby. In accordance with the foregoing, the general rule of construction to the effect that any ambiguities in a contract are to be resolved against the party drafting the contract shall not be employed in the construction and interpretation of this Note or any other Loan Document.

25.          Authorization to Obtain Credit Reports. By signing below, each person, who is signing in his or her individual capacity, requests and provides written authorization to the Bank or its designee (and any assignee or potential assignee hereof) to obtain such individual’s personal credit profile from one or more national credit bureaus. This authorization extends to obtaining a credit profile in (i) considering an application for credit that is evidenced, guaranteed or secured by this document, (ii) assessing creditworthiness and (iii) considering extensions of credit, including on an ongoing basis, as necessary for the purposes of (a) update, renewal or extension of such credit or additional credit, (b) reviewing, administering or collecting the resulting account and (c) reporting on the repayment and satisfaction of such credit obligations. By signing below, such individual further ratifies and confirms his or her prior requests and authorizations with respect to the matters set forth herein. For the avoidance of doubt, this provision does not apply to persons signing below in their capacities as officers or other authorized representatives of entities, organizations or governmental bodies.

26.          Counterparts; Electronic Signatures and Records. This Note and any other Loan Document may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Notwithstanding any other provision herein, the Borrowers agree that this Note, the Loan Documents, any amendments thereto, and any other information, notice, signature card, agreement or authorization related thereto (each, a “Communication”) may, at the Bank’s option, be in the form of an electronic record. Any Communication may, at the Bank’s option, be signed or executed using electronic signatures. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Bank of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format) for transmission, delivery and/or retention.

27.          Reserved.

28.          Reserved.

29.          Other Fees.

(a)            Upfront Fee. The Borrowers agrees to pay an upfront fee (the “Upfront Fee”) in an amount equal to $28,872.00 of the principal amount of this Note on the date first set forth above. The Borrowers hereby authorize and direct the Bank to charge the Borrowers’ deposit account with the Bank for the Upfront Fee on the date it is due.

(b)            Unused Commitment Fee. Beginning on the last day of the first fiscal quarter ending after the date of this Note and continuing on the last day of each fiscal quarter thereafter until the Expiration Date, the Borrowers shall pay an unused commitment fee (the “Unused Fee”) to the Bank, in arrears, at a rate equal to the Applicable Margin for each day during such fiscal quarter multiplied by the difference for each such day between the aggregate principal amount of this Note (as may be adjusted from time to time) minus the aggregate amount of all outstanding advances on such day. The Unused Fee shall be computed on the basis of a year of 360 days and paid on the actual number of days elapsed. The Borrowers hereby authorize and direct the Bank to charge the Borrowers’ deposit account with the Bank for each Unused Fee on or after the date it is due.

30.          WAIVER OF JURY TRIAL. Each Borrower irrevocably waives any and all rights such Borrower may have to a trial by jury in any action, proceeding or claim of any nature relating to this Note, any documents executed in connection with this Note or any transaction contemplated in any of such documents. Each Borrower acknowledges that the foregoing waiver is knowing and voluntary

31.          Amendment and Restatement. This Amended and Restated Revolving Line of Credit Note amends and restates the existing Revolving Line of Credit Note executed on February 9, 2022 by certain of the Borrowers in favor of the Bank (the “Original Note”). This Amended and Restated Revolving Line of Credit Note renews and continues the Original Note without any novation, discharge or satisfaction of the underlying indebtedness thereunder or any collateral security therefor, all of which Indebtedness and collateral security remain outstanding under this Amended and Restated Revolving Line of Credit Note.

[remainder of page intentionally left blank]

EACH Borrower acknowledges that it has read and understands all the provisions of this Note, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

WITNESS the due execution hereof as a document under seal, as of the date first written above, with the intent to be legally bound hereby.

BORROWERS:	MED-ENG HOLDINGS ULC

	By:	/s/ Chad Appleby	(SEAL)
	Name:	Chad Appleby
	Title:	Vice President, Tax, Treasurer and Secretary

PACIFIC SAFETY PRODUCTS INC.

	By:	/s/ Chad Appleby	(SEAL)
	Name:	Chad Appleby
	Title:	Vice President, Tax and Treasurer

ICOR TECHNOLOGY INC

	By:	/s/ Chad Appleby	(SEAL)
	Name:	Chad Appleby
	Title:	Treasurer and Secretary

TYR TACTICAL CANADA ULC

	By:	/s/ Chad Appleby	(SEAL)
	Name:	Chad Appleby
	Title:	Vice President, Tax and Treasurer

AMENDED AND RESTATED REVOLVING LINE OF CREDIT NOTE

MED-ENG HOLDINGS ULC

PACIFIC SAFETY PRODUCTS INC.

ICOR TECHNOLOGY INC

TYR TACTICAL CANADA ULC

BANK:	PNC BANK CANADA BRANCH

	By:	/s/ Caroline Stade
	Name:	Caroline Stade
	Title:	Senior Vice President

AMENDED AND RESTATED REVOLVING LINE OF CREDIT NOTE

MED-ENG HOLDINGS ULC

PACIFIC SAFETY PRODUCTS INC.

ICOR TECHNOLOGY INC

TYR TACTICAL CANADA ULC